Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, as amended, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Applied Therapeutics, Inc. of our report dated March 8, 2019 (except for Note 12, as to which the date is April 29, 2019), with respect to the financial statements of Applied Therapeutics, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 20, 2019